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CONSULTING SERVICES AGREEMENT

This Agreement is made and is effective as of June 1, 2007 (“Effective Date”).

BETWEEN:

VIREXX MEDICAL CORP.
(“VIREXX”)
OF THE FIRST PART
and

DR. RICHARD ASCIONE
(the “CONSULTANT”)

OF THE SECOND PART

A.	VIREXX is a publicly listed biotechnology company focused on developing novel therapeutic products for treating cancer and chronic viral infections.

B.	The CONSULTANT has the expertise to act as a CONSULTANT to VIREXX.

C.	The parties desire that VIREXX retain the CONSULTANT to provide Consulting Services to VIREXX upon the terms and conditions as set forth below.

IN CONSIDERATION of the mutual covenants herein contained the parties hereto covenant and agree as follows:

1.           Definitions

1.1.           In this Agreement, the terms used herein shall have the meanings set forth below:

“Agreement” means this agreement and any attached Schedule(s), together with any amendments to or replacements of this agreement;

“Confidential Information” means any non-public information provided to a Receiving Party concerning this Agreement, including any know-how, show-how, confidential and other trade secret information, business, technical, scientific, marketing, financial information, method or other information in any form, including without limitation, oral, written, graphic, video, sample, device, apparatus, demonstrative or machine recognizable form.  Confidential Information shall not include information, which the Receiving Party can demonstrate:

a)           is now in or hereafter enters the public domain in a manner otherwise than through a breach of this Agreement;
b)           is rightfully known to the Receiving Party prior to the time of receipt from the Disclosing Party or is independently developed by the Receiving Party, or its employees, agents or CONSULTANTs, without access to information disclosed by Disclosing Party;
c)           the Disclosing Party has agreed in writing is free of such obligations prior to its disclosure to the Receiving Party;
d)           is disclosed to the Receiving Party by a third party, the third party having no direct or indirect secrecy obligation to the Disclosing Party with respect to the Confidential Information; or
e)           is required pursuant to an order of a court or government body except that the Receiving Party shall provide the Disclosing Party with five (5) days notice prior to any such disclosure and, at the Disclosing Party’s request and expense, will cooperate with the Disclosing Party to resist such disclosure by all reasonable means and through all legal channels provided, however, that the burden shall be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions;

“Disclosing Party” means the party disclosing Confidential Information to the Receiving Party;

“Consulting Services” means the provision of consulting services by the CONSULTANT to VIREXX, as described in Schedule A to this Agreement;

“Intellectual Property” means all trade or brand names, business names, trade mark registrations and applications, service marks, service mark registrations and applications, logos and other proprietary designs, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights as well as any reissues, renewals, extensions, divisions, continuations and continuations-in-part), trade secrets, proprietary manufacturing information, know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights of every kind and nature whatsoever under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing and all other intangible assets including telephone numbers, facsimile numbers, websites, domain names and software;

“VIREXX Confidential Information” means: all Confidential Information disclosed by VIREXX to the CONSULTANT; all Confidential Information relating to this Agreement, to Intellectual Property owned by VIREXX, to the business affairs and financial affairs of VIREXX or to anyone having business dealings with VIREXX.

“Receiving Party” means the party receiving Confidential Information from the Disclosing Party.

2.           Term

2.1.           The term of this Agreement shall commence on the Effective Date and continue until May 31, 2008 unless earlier terminated.  This Agreement may be renewed for additional terms, of six (6) months each, by the parties mutually agreeing to each additional term in writing within two (2) weeks prior to the expiry of the term or of each additional term.

3.           Performance of Consulting Services

3.1            VIREXX hereby retains the CONSULTANT to supply the Consulting Services to VIREXX as described in Schedule A.

3.2            The CONSULTANT hereby agrees to use best efforts in providing the Consulting Services to VIREXX as reasonably assigned to the CONSULTANT by VIREXX.

3.3            The CONSULTANT agrees to work diligently and faithfully to complete the Consulting Services or any segments thereof as designated by VIREXX, in a good and workmanlike manner within such reasonable time periods as VIREXX shall establish.

3.4            In providing the Consulting Services, the CONSULTANT shall at all times comply with all applicable statutes, laws and regulations governing the CONSULTANT’s occupation, profession, trade, craft or business and shall fully comply with all applicable securities laws and regulations from any work locations authorized by VIREXX and utilized by VIREXX in providing services to VIREXX.

4.           Time of Essence

4.1            Time shall be of the essence of the Agreement provided that the time for completing any work, which has been or is likely to be delayed by reason of force majeure or other cause beyond the reasonable control of the CONSULTANT, shall be extended by a period equal to the length of the delay so caused, further provided that prompt notice in writing of the occurrence causing or likely to cause such delay is given to VIREXX.

4.2           VIREXX shall advise the CONSULTANT in writing of any occurrence causing or likely to cause delays in the completion of the CONSULTANT’s responsibilities under this Agreement.

5.	Defective Work

5.1           VIREXX reserves the right to refuse any work of the CONSULTANT which is not in accordance with the specifications of this Agreement and, without limiting the remedies available to VIREXX, VIREXX at its discretion may return such work for correction at the CONSULTANT’s own cost and expense.

6.           Remuneration and Expenses

6.1           In consideration for VIREXX receiving Consulting Services from the CONSULTANT, VIREXX shall pay to the CONSULTANT, a remuneration amount as reasonably determined between the CONSULTANT and the Chief Executive Officer of VIREXX and as reasonably ratified by the Director of VIREXX.  The remuneration is detailed in Schedule “B” and is subject to any legally required deductions.

7.           Assignment

7.1           This Agreement is assignable by VIREXX to an affiliate of VIREXX without the prior consent of the CONSULTANT.  The CONSULTANT shall not assign to any person any of the CONSULTANT’s obligations or benefits accruing under the provisions of this Agreement without the prior written consent of VIREXX.

8.           Independent Contractor

8.1           The CONSULTANT is an independent contractor and not an employee, agent, joint venturer or partner of VIREXX.

9.           Intellectual Property and Confidential Information Ownership

9.1.           All right, title and interest in intellectual property owned by VIREXX, in VIREXX Confidential Information and in anything derived therefrom shall be and shall remain the exclusive property of VIREXX.

9.2           All notes, data, tapes, reference items, sketches, drawings, memoranda, computer information, memory, disks, records, inventions, technology, intellectual property and other materials in any way relating to VIREXX Confidential Information or to the business of VIREXX shall belong exclusively to VIREXX and the CONSULTANT hereby transfers any interest the CONSULTANT may have in such materials to VIREXX.

9.3           The CONSULTANT agrees to turn over to VIREXX all VIREXX Confidential Information and material in the CONSULTANT’s possession, power or control that incorporates VIREXX Confidential Information, including but not limited to all originals and all copies of materials, on the request of VIREXX, or in the absence of a request, on the termination of this Agreement.

10.           Non-Disclosure

10.1.                      During the term of this Agreement, and for five (5) years following the expiry or termination of this Agreement, or the expiry or termination of any extension or renewal thereof, the CONSULTANT shall not, disclose or use VIREXX Confidential Information for any purpose, except (i) with the prior written consent of VIREXX or (ii) if the CONSULTANT is acting, as specifically contemplated in this Agreement, in the course the CONSULTANT’s duties on behalf of and for the benefit of VIREXX in connection with VIREXX’s business practices and policies.

10.2           The CONSULTANT shall take all reasonable precautions and actions to prevent the disclosure to third parties of any VIREXX Confidential Information in the possession or control of the CONSULTANT.

10.3           Disclosure of any VIREXX Confidential Information by the CONSULTANT shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that: (i) the CONSULTANT shall first provide immediate written notice to VIREXX of any possible or prospective order, or proceeding pursuant to which any order may result; and (ii) VIREXX shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

11.           Injunction

11.1           The CONSULTANT understands and agrees that VIREXX shall suffer irreparable harm in the event that the CONSULTANT breaches any of the CONSULTANT’s obligations under this Agreement and that monetary damages shall be inadequate to compensate VIREXX for the breach.  Accordingly the CONSULTANT agrees that, in the event of a breach or threatened or potential breach by the CONSULTANT of any of the provisions of this Agreement, VIREXX, in addition to and not in limitation of any other rights, remedies or damages available to VIREXX at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the CONSULTANT, or by any and all persons directly or indirectly acting for, on behalf of, or with the CONSULTANT.  This remedy shall be in addition to and not in limitation of any other relief at law or in equity available to the CONSULTANT.

12.           Termination by VIREXX

12.1           This Agreement may be terminated by VIREXX for any reason by providing the CONSULTANT two (2) weeks written notice or pay in lieu thereof.

12.2           This Agreement may be terminated by VIREXX forthwith, at VIREXX’s sole discretion immediately, upon the happening of any of the following events:

if the CONSULTANT shall become insolvent or be adjudged bankrupt:

if the CONSULTANT shall die or as a result of sickness, accident or other disability be unable to substantially perform the Consulting Services for a continuous period of two (2) months or for periods aggregating two (2) months in any six (6) month period; or

if the CONSULTANT shall be in default under any of its covenants contained in this Agreement and such default shall continue for more than five (5) days after receipt of a written notice from VIREXX to cure same.

12.3           Termination of this Agreement by VIREXX shall not operate to relieve or discharge VIREXX from any obligation under this Agreement it may have.

13.           Termination by Consultant

13.1           This Agreement may be terminated by the CONSULTANT for any reason by providing VIREXX with two (2) weeks written notice.

13.2           This Agreement may be terminated by the CONSULTANT forthwith, at the CONSULTANT’s sole discretion, upon the happening of any of the following events:

if VIREXX shall become insolvent or be adjudged bankrupt; or

if VIREXX shall be in default under any of its covenants contained in this Agreement and such default shall continue for more than five (5) days after receipt of a written notice from the CONSULTANT to cure same.

13.3           Termination of this Agreement by the CONSULTANT shall not operate to relieve or discharge the CONSULTANT from any obligation under this Agreement he may have.

14.           Severability

14.1           Any term, condition or provision of this Agreement which is deemed to be, void, prohibited or unenforceable shall be severable herefrom, be ineffective to the extent of such avoidance, prohibition or unenforceability without in any way invalidating the remaining terms, conditions and provisions hereof.

15.           Successors

15.1           This Agreement shall be binding on and shall enure to the benefit of VIREXX and the CONSULTANT, and their respective heirs, personal and legal representatives, successors and assigns.

16.           Notices

16.1           Any notice required or permitted to be given to the CONSULTANT shall be sufficiently given if delivered to the CONSULTANT personally or if mailed by registered mail to the CONSULTANT’s address last known to VIREXX.

16.2           Any notice required or permitted to be given to VIREXX shall be sufficiently given if delivered personally or faxed or if mailed by registered mail to:

8223 Roper Road
Edmonton, AB  T6E 6S4
Fax: (780) 436-0068

or at such other address as VIREXX may advise the CONSULTANT in writing.

16.3           Any notice given by mail shall be deemed to have been given forty eight (48) hours after the time it is posted.  Any notice given by personal delivery or fax shall be deemed to have been given on the day of personal delivery or faxing.

16.4           Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

17.  Alteration of this Agreement

17.1           No change or modification to this Agreement shall be valid unless it shall be in writing and signed by all parties hereto.

18.           Governing Law

18.1           This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

19.           Entire Agreement

19.1           This Agreement constitutes the entire agreement between the parties and there are no statements, representations, warranties, undertakings or agreements, written or oral, express or implied, between the parties hereto except as herein set forth.

20.           Enurement

20.1           This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties together with their personal representatives, successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the 29 day of June, 2007 but made effective as of the day and year first above written.

            VIREXX MEDICAL CORP.

            Per:______/s/ Peter Smetek___________

___/s/ S. Cabrito______________                                                                      ___/s/Richard Ascione__________
Signature of Witness                                                                                   DR. RICHARD ASCIONE
Print Name:__Shirley Cabrito___

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Schedule A

Consulting Services:

Such reasonable services as are from time to time requested by the Chief Executive Officer and/or the Board of Directors of VIREXX.

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Schedule B
Remuneration:

VIREXX shall pay the CONSULTANT a monthly fee of Five Thousand US dollars (US $5,000.00), to be paid on the first of every month commencing July 1, 2007.

Expenses:

VIREXX shall be responsible for all reasonable expenses incurred in the performance of the work.  Expenses shall be pre-approved by VIREXX’s CEO if over $500.00.

Options:

The CONSULTANT shall be granted an option to purchase 25,000 common shares of VIREXX pursuant to VIREXX’s stock option plan.  Such option to vest immediately upon grant.

A further option to purchase an additional 25,000 common shares shall be granted pursuant to VIREXX’s stock option plan upon the CONSULTANT achieving milestones to be agreed upon and reduced to writing between the CONSULTANT and the CEO of VIREXX.